Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING ANNOUNCES RESIGNATION OF ROBERT GRIFFIN AS PRESIDENT
AND CHIEF EXECUTIVE OFFICER

Board Committee Will Conduct Search for Permanent Replacement

CHESTER, WV – September 28, 2010 – MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) announced today that Robert Griffin has resigned from his position as President and Chief Executive Officer to  pursue another professional opportunity.  Chairman of the Board Steven M. Billick will assume the duties of CEO, until a new CEO is approved by the Board of Directors.  The succession committee of the Board of Directors of the Company has initiated a search for a CEO to replace Mr. Griffin.

“We thank Bob for his commitment to MTR Gaming over the past several years and wish him all the best in his future endeavors,” said Mr. Billick.  “We have commenced our search for a permanent replacement and look forward to sharing news on this front as soon as possible.”

Mr. Griffin stated, “I would like to thank the Board and the MTR management team for allowing me to lead the company, and I am confident the company will continue in its success after my departure.  I wish the company all the best.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for factual results to differ materially.  Those risks and uncertainties include, but are not limited to, financial market risks, general economic conditions, legislative and regulatory matters, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com